CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A Nos. 33-09451 and 811-04870) of our report dated January 27, 2021 on the financial statement and financial highlights of General New York Municipal Money Market Fund (formerly, General New York AMT-Free Municipal Money Market Fund) (the “Fund”) included in the Fund’s annual report for the fiscal year ended November 30, 2020.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 25, 2021